SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

PIMCO Municipal Income Fund II

PIMCO New York Municipal Income Fund II

PIMCO California Municipal Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PIMCO CLOSED-END FUNDS

PIMCO Municipal Income Fund II (“PML”)

PIMCO New York Municipal Income Fund II (“PNI”)

PIMCO California Municipal Income Fund (“PCQ”)

May 28, 2025

Dear Shareholder,

As a shareholder in one or more of the above-mentioned funds (each, a “Fund”), you are being asked to cast your vote in the Joint Special Meeting of Shareholders scheduled to be held on June 27, 2025 (the “Meeting”) for each Fund for which you are a shareholder. At the Meeting, common shareholders are being asked to consider and approve the issuance of additional common shares of PML, PNI, and PCQ, respectively, to the common shareholders of certain PIMCO closed-end municipal funds in connection with each of PML’s, PNI’s, and PCQ’s respective acquisition of such related PIMCO closed-end municipal funds.

Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-833-876-6762 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time and Saturday from 12 p.m. to 5 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”) at 1-833-876-6762. Please note that an SFS representative may call you to assist in voting.

Thank you,

XXXXXXXXXX

XXXXXXXXXXXXXXX

To receive a free copy of the Proxy Statement, please call the Funds’ solicitor toll free at 1-833-876-6762 or go to https://proxyvotinginfo.com/p/muni. The Proxy Statement contains important information about a proposal affecting your Fund and therefore you are advised to read the Proxy Statement.

PIMCOCEF R2